EXHIBIT 10.1

November 15, 2005

Vinod K. Agarwal, Ph.D.

                         Re: Terms of Separation

Dear Vinod:

This letter supersedes and cancels the previous Terms of Separation letter dated November 7, 2005. This letter sets forth the amended terms of our agreement with respect to your separation from service with LogicVision, Inc. (the “Company”) and offers you the separation compensation we discussed in exchange for a mutual release of claims.

1.	Separation Date: Your employment and membership on the Board of Directors of the Company is terminated effective November 7, 2005 (the “Separation Date”).

2.

Acknowledgement of Payment of Wages:  By your signature below, you acknowledge that on November 7, 2005, we provided you a final paycheck in the gross amount of $5,000.00 and on November 15, 2005 we provided you with an additional paycheck in the gross amount of $36,923.08, together representing all wages, salary, bonuses, reimbursable expenses, accrued PTO and any similar payments due you from the Company as of the Separation Date.  By signing below, you acknowledge that the Company does not owe you any other amounts.

3.

Employee Health Benefits: You may elect to continue your medical, dental and vision coverage in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) and applicable state law.  The Company will provide you the documents that you will need to review and submit if you elect to continue any or all of the above coverage.  If you elect to continue your coverage under COBRA, the Company will pay those premiums for your coverage for one year, until November 30, 2006.

4.

Stock Options and Other Benefits:  Your stock options will be subject to the existing provisions of your stock option agreements as applicable to a complete termination of service on the Separation Date, except that the Compensation Committee of the Board of Directors has authorized that you have one year from the Separation Date, rather than 90 days, to exercise all vested options. You acknowledge that you have continuing obligations under the Federal and state securities laws for a period of time following the Separation Date, including (without limitation) under Rule 144 and Section 16, and that you may not sell shares of the Company’s common stock in violation of the Company’s insider trading policy or in violation of Rule 10b-5.

Your participation in the Company’s other benefit plans will terminate upon your termination of employment on the Separation Date.  Your benefits under those plans will be determined in accordance with the provisions of those plans.

5.

Separation Compensation:  In exchange for your agreement to the waiver of claims set forth in Paragraph 8 and the restrictive covenants in Paragraph 9 below, the Company agrees to pay you a total $198,076.92, less applicable state and federal payroll deductions, as separation compensation in the manner described in the following sentence.  Payment of $75,000 will be made as follows: $5,000 on November 15, 2005; and $10,000 semi-monthly on November 30, December 15 and December 31, 2005, January 15, January 31, February 15 and February 28, 2006; and payment of the balance of $123,076.92 will be made in a lump sum on March 15, 2006, in each case less applicable withholding; provided, however, that no payment will be made until the expiration of the seven-day revocation period described in Paragraph 8.

By signing below you acknowledge that you are receiving the separation compensation outlined in this Paragraph 5 in consideration for your waiver of claims pursuant to Paragraph 8 and the restrictive covenants in Paragraph 9, and that you would not otherwise be entitled to the separation compensation.  You further acknowledge that $45,000 of the separation consideration is allocable to the waiver of claims, and $153,076.92 of the separation consideration is allocable to the restrictive covenants.

6.

Return of Company Property:  You hereby warrant to the Company that you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control, except the laptop computer you have been using. The Company agrees that you may keep this computer. The Company has rented a storage facility which has certain of your personal items stored therein. We will assign this rental to you. Your email will be forwarded as you requested.

7.

Confidential Information:  You acknowledge that as a founder of the Company, you are in possession of proprietary information which you have a fiduciary obligation to protect on behalf of the Company.  To acknowledge such obligation, you have signed the Employee Proprietary Information and Inventions Agreement attached to this agreement as Exhibit A (the “Proprietary Information Agreement”), and you agree to be bound by the provisions of that agreement to the same extent as if you had executed that agreement upon the commencement of your employment with the Company.  In addition, you hereby acknowledge that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the Proprietary Information Agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone.  You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof.

8.	Waiver of Claims:

(a)  Release by Employee.  The payments and promises set forth in this agreement are in full satisfaction of all accrued salary, PTO pay, bonus pay, stock options, termination benefits or other compensation to which you may be entitled by virtue of your employment or other service with the Company or your separation from the Company.  In exchange for the separation compensation described in Paragraph 5, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of employment or your separation of employment or other service, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act, the Employee Retirement Income Security Act of 1974, as amended, and any other laws and/or regulations relating to employment or employment discrimination, including without limitation, claims based on age or under Age Discrimination in Employment Act or Older Workers Benefit Protection Act.

(b)  Release by Company.  The Company hereby releases and waives any claims it may have against you, your successors and assigns, whether known or not known, including, without limitation from any and all claims based upon: the fact that you are or were an employee, officer, director, stockholder, consultant or agent of the Company; the termination of your employment and other positions with the Company; any services performed by you for the Company; provided, however, that the Company does not release or waive any claims based upon any fraudulent or illegal acts committed while you were an employee or director of the Company.

(c)  Exceptions.  Nothing in the releases provided under this agreement shall affect the parties’ obligations under this agreement, the indemnification agreement between you and the Company dated September 8, 2001, or the Proprietary Information Agreement or any similar agreement between you and the Company. Our Directors and Officers Liability Insurance Policy(s) covers former officers and directors for acts while they were acting as such.

(d)  Civil Code Section 1542.  By signing below, the parties represent that they  are not aware of any claim by either of them other than the claims that are released by this agreement.  The Company and you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

9.

Restrictive Covenants:  During the Restrictive Period (as defined below), you agree that you will not, as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity directly or indirectly:

(a)          Participate or engage in the design, development, manufacture, production, marketing, sale or servicing of any product, or the provision of any service, that directly relates to the existing business of the Company or its affiliates (hereafter referred to as the “Business”) in the state of California; or

(b) Permit your name to be used in connection with a business which is competitive or substantially similar to the Business.

Notwithstanding the foregoing, you may own, directly or indirectly, solely as an investment, up to one percent (1%) of any class of “publicly traded securities” of any business that is competitive or substantially similar to the Business.  The term “publicly traded securities” shall mean securities that are traded on a national securities exchange or listed on the National Association of Securities Dealers Automated Quotation System.

For purposes of this agreement the restrictive period (hereinafter referred to as the “Restrictive Period”) shall commence on the Separation Date and shall continue for one year.

It is understood that the sole consideration for your faithful performance of the obligations specified in this Paragraph 9 shall be the consideration described in Paragraph 5.  You consent and agree that if you violate any of the provisions of this Paragraph 9, the damages to the Company and its affiliates would be material, but that the amount of such damages would be uncertain and not readily ascertainable and accordingly you agree that, if you breach the provisions of this Paragraph 9, as the Company’s and its affiliates’ sole remedy for such breach, the Company shall be entitled to receive, and you shall make, payment of liquidated damages in the amount of the consideration for the restrictive covenants described in Paragraph 5.

10.

Nondisparagement:  You agree that you will not disparage Releasees or their products, services, agents, representative, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them with any written or oral statement. LogicVision agrees that it will not disparage you with any written or oral statement.

11.

Legal and Equitable Remedies:  You agree that Releasees have the right to enforce this agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies Releasees may have at law or in equity for breach of this agreement.

12.

Attorneys’ Fees:  If any action is brought to enforce the terms of this agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

13.

Confidentiality:  The contents, terms and conditions of this agreement must be kept confidential by you and may not be disclosed except to your accountant or attorneys or pursuant to subpoena or court order, or applicable securities laws. You are aware that LogicVision has complied with the applicable securities laws by filing a Form 8-K concerning the terms of this settlement. You agree that if you are asked for information concerning this settlement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company.  Any breach of this confidentiality provision shall be deemed a material breach of this agreement.

14.

No Admission of Liability:  This agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns.  This agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

15.

Entire Agreement:  This agreement constitutes the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter other than the stock option agreements referred to in Paragraph 4, the Proprietary Information Agreement, and the indemnification agreement referred to in Paragraph 8.  You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

16.

Modification:  It is expressly agreed that this agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this agreement, executed by authorized representatives of each of the parties to this agreement.

17.

Review of Separation Agreement:  You understand that you may take up to forty-five (45) days to consider this agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this agreement.  You also acknowledge that at the time you were first provided this agreement to consider, you were also provided with the document entitled “Information Concerning Reduction in Force” dated November 7, 2005, attached to this agreement as Exhibit B.  You also understand you may revoke this agreement within seven (7) days of signing this document and that no portion of the compensation to be paid to you pursuant to Paragraph 5 will be paid before the end of that seven (7) day revocation period.

If you agree to abide by the terms outlined in this letter, please sign this letter below and also sign the attached copy and return it in self-addressed envelope enclosed.  I wish you the best in your future endeavors.

Sincerely,

LogicVision, Inc.

By:	/s/ Bruce M. Jaffe

Name:	Bruce M. Jaffe
Title:	Vice President

READ, UNDERSTOOD AND AGREED

/s/ Vinod K. Agarwal	Date: 11/23/05

Vinod K. Agarwal, Ph.D

Exhibit A to Separation Agreement

LOGICVISION, INC.

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS
AGREEMENT

                    In consideration of my employment by LogicVision, Inc. (the “Company”), I hereby agree to certain restrictions placed by the Company on my use and development of proprietary information, intellectual property and technology of the Company, as more fully set out below.

          1. Proprietary Information.

                    (a)          Confidential Restrictions.  I understand that, in the course of my work as an employee of the Company, I may have access to Proprietary Information (as defined below) concerning the Company and its clients.  I acknowledge that the Company has developed, compiled, and otherwise obtained, often at great expense, this Proprietary Information, which has great value to the Company’s business.  I agree to hold in strict confidence and in trust for the sole benefit of the Company all Proprietary Information and will not disclose any Proprietary Information, directly or indirectly, to anyone outside of the Company, or use, copy, publish, summarize, or remove from Company premises such Proprietary Information (or remove from the premises any other property of the Company) except (i) during my employment to the extent necessary to carry out my responsibilities as an employee of the Company in furtherance of the business of Company, or (ii) after termination of my employment, as specifically authorized in writing by the President of the Company.  I further understand that the publication of any Proprietary Information through literature or speeches must be approved in advance in writing by the President of the Company.

                    (b)          Proprietary Information Defined.  I understand that the reference to “Proprietary Information” in this Agreement means all information and any idea in whatever form, tangible or intangible, whether disclosed to or learned or developed by me, pertaining in any manner to the business of the Company (or any affiliate of it that might be formed) or to the Company’s clients, consultants, or business associates.  Proprietary Information includes, by way of example but not of limitation,:(w) formulas, teaching techniques, processes, trade secrets, electronic codes, proprietary techniques, know-how, inventions, improvements, research projects, computer programs, software, designs, schematics; (x) information about costs, pricing, profits, markets, sales, and lists of customers, salary and compensation information; (y) plans for future development and new product concepts; and (z) all documents, books, papers, drawings, models, sketches, and other data of any kind and description, including electronic data recorded or retrieved by any means, that have been or will be given to me by the Company (or any affiliate of it that might be formed); as well as written or verbal instructions or comments.  I further understand that the Company considers the following information to be included, without limitation, in the definition of Proprietary Information:  Invention Ideas (as defined in Section 2(a) below), as well as confidential or proprietary information of a third party to whom Company owes a duty of confidentiality or non-use.  Proprietary Information does not include (i) information that is or becomes publicly known through lawful means; (ii) information that was rightfully in my possession or part of my general knowledge prior to my employment by the Company; or (iii) information that is disclosed to me without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from the Company.

                    (c)          Information Use.  I agree that I will maintain at my work station or in other places under my control only such Proprietary Information that I have a current “need to know,” and that I will promptly return to the appropriate person or location or otherwise destroy Proprietary Information once my need to know no longer exists.  I agree that I will not make copies of information unless I have a legitimate need for such copies in connection with my work.

                    (d)          Prior Actions and Knowledge.  I hereby represent and warrant that from the time of my first contact or communication with the Company I have held in strict confidence and in trust for the sole benefit of the Company all Proprietary Information and have not disclosed any Proprietary Information, directly or indirectly, to anyone outside of the Company, or used, copied, published, or summarized any Proprietary Information except to the extent permitted by Section I (a) above.  Except as disclosed on Exhibit A to this Agreement, I do not know anything about the Company’s business or Proprietary Information, other than information I have learned from the Company in the course of being hired, which shall be considered Proprietary Information even if disclosed to me prior to beginning my term of employment.

                    (e)          Third Party Information.  I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  I agree that I owe the Company and such third parties, during the term of my employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm, or corporation (except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company’s agreement with such third party) without the express written authorization of the President of the Company.

                    (f)          Non-Solicitation of Employees.  During the term of my employment and for one (1) year thereafter, I will not encourage or solicit any employee of the Company to leave the Company for any reason or to accept employment with any other company.  As part of this restriction, I will not interview or provide any input to any third party regarding any such person during the period in question.  However, this obligation shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

          2. Inventions.

                    (a)          Defined; Statutory Notice.  I understand that during the term of my employment, there are certain restrictions on my development of technology, ideas, and inventions, referred to in this Agreement as “Invention Ideas.” The term Invention Ideas means any and all ideas, processes, know-how, techniques, trademarks, service marks, inventions, technology, computer programs, software, logic design, documentation, original works of authorship, designs, formulas, discoveries, patents, copyrights, and all improvements, rights, and claims related to the foregoing that are conceived, developed, or reduced to practice by me alone or with others whether or not reduced to drawings, written descriptions, documentation, models or other tangible form during my employment by Company, except to the extent that California Labor Code Section 2870 lawfully prohibits the assignment of rights in such ideas, processes, inventions, etc.  I understand that Section 2870(a) provides:

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2)	Result from any work performed by the employee for the employer.

                    (b)          Disclosure.  I agree to maintain adequate and current written records on the development of all Invention Ideas and to disclose promptly to the Company all Invention Ideas and relevant records, which records will be available to and remain the sole property of the Company.  The Company shall examine such information to determine if in fact the idea, process, or invention, etc., is an Invention Idea subject to this Agreement.

                    (c)          Assignment.  I agree that Company is and will be the exclusive owner of all Idea Inventions.  To the extent Company does not otherwise obtain exclusive ownership of all right, title and interest in and to the Idea Inventions by operation of law, I agree to assign to the Company, without further consideration, my entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea, which shall be the sole property of the Company, whether or not patentable.  In the event any Invention Idea shall be deemed by the Company to be patentable or otherwise registrable, I will assist the Company (at its expense) in obtaining letters patent or other applicable registrations thereon and I will execute all documents and do all other things (including testifying at the Company’s expense) necessary or proper to obtain letters patent or other applicable registrations thereon and to vest the Company with full title thereto.  Should the Company be unable to secure my signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention Idea, whether due to my mental or physical incapacity or any other cause, I hereby irrevocably designate and appoint the Company and each of its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead, to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by me.

                    (d)          Exclusions.  Except as disclosed in Exhibit A, there are no ideas, processes, know-how, techniques, trademarks, service marks, inventions, technology, computer programs, software, logic design, documentation, original works of authorship, designs, formulas, discoveries, patents, copyrights, and any improvements to the foregoing that I wish to exclude from the operation of this Agreement.  I represent that the list in Exhibit A  is a complete list of my pre-employment inventions that I desire to have specifically excluded from my obligations of confidentiality, disclosure and assignment of rights under this Agreement; if no such list is attached at Exhibit A, I represent that I have made no such pre-employment inventions as of the effective date of this Agreement.  Further, to the best of my knowledge, there is no existing contract in conflict with this Agreement or any other contract to assign ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, or copyrights that is now in existence between me and any other person or entity.

                    (e)          Post-Termination Period.   Not applicable.

                    I understand that nothing in this Agreement is intended to expand the scope of protection provided me by Sections 2870 through 2872 of the California Labor Code.

          3.          Former or Conflicting Agreements.  During my employment with the Company, I will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others.  I represent and warrant that I have returned all property and confidential information belonging to all prior employers.  I further represent and warrant that my performance of the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

          4.          Government Contracts.  I understand that the Company has or may enter into contracts with the government under which certain intellectual property rights will be required to be protected, assigned, licensed, or otherwise transferred and I hereby agree to execute such other documents and agreements as are necessary to enable the Company to meet its obligations under any such government contracts.

          5.          Termination.  I hereby acknowledge and agree that all personal property, including, without limitation, all books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents or materials or copies thereof, Proprietary Information, and equipment furnished to or prepared by me in the course of or incident to my employment, belong to the Company and will be promptly returned to the Company upon termination of my employment with the Company.  Following my termination, I will not retain any written or other tangible material containing any Proprietary Information or information pertaining to any Invention Idea.  I understand that my obligations contained herein will survive the termination of my employment and that I will continue to make all disclosures required of me by paragraph 2(b).  In the event of the termination of my employment, I agree to sign and deliver the ‘Termination Certificate attached as Exhibit B.

          6.          Remedies.  I recognize that nothing in this Agreement is intended to. limit any remedy of the Company under the California Uniform Trade Secrets Act and that I could face possible criminal and civil actions, resulting in imprisonment and substantial monetary liability if I misappropriate the Company’s trade secrets.  In addition, I recognize that my violation of this Agreement could cause the Company irreparable harm, the amount of which may be extremely difficult to estimate, thus, making any remedy at law or in damages inadequate.  Therefore, I agree that the Company shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Agreement and for any other relief the Company deems appropriate.  This right shall be in addition to any other remedy available to the Company in law or equity.

          7.          Miscellaneous Provisions.

                      (a)          Assignment.  I agree that the Company may assign to another person or entity any of its rights under this Agreement.

                      (b)          Governing Law; Severability.  The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California.  If any provision of this Agreement, or application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

                      (c)          Entire Agreement.  The terms of this Agreement are the final expression of my agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement.  This Agreement shall constitute the complete and exclusive statement of its terms and no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

                      (d)          Successors and Assigns.  This Agreement shall be binding upon me and my heirs, executors, administrators, and successors, and shall inure to the benefit of the Company’s successors and assigns.

                      I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.  I HAVE COMPLETELY NOTED ON EXHIBIT A TO THIS AGREEMENT ANY PROPRIETARY INFORMATION, IDEAS, PROCESSES, TRADEMARKS, SERVICE MARKS, INVENTIONS, TECHNOLOGY, COMPUTER PROGRAMS, ORIGINAL WORKS OF AUTHORSHIP, DESIGNS, FORMULAS, DISCOVERIES, PATENTS, COPYRIGHTS, OR IMPROVEMENTS, RIGHTS, OR CLAIMS RELATING TO THE FOREGOING THAT I DESIRE TO EXCLUDE FROM THIS AGREEMENT.

Date:	_______________________________	_____________________________________
Employee Signature

EXHIBIT A to
 EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS
AGREEMENT

EMPLOYEE’S DISCLOSURE

1.

Proprietary Information.  Except as set forth below, I acknowledge that at this time I know nothing about the business or Proprietary Information of the Company, other than information I have learned from the Company in the course of being hired:

2.

Prior Inventions.  Except as set forth below, there are no ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, or any claims, rights, or improvements to the foregoing that I wish to exclude from the operation of this Agreement:

Date:	_______________________________	_____________________________________
Employee Signature

EXHIBIT B to
EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS
AGREEMENT

TERMINATION CERTIFICATE CONCERNING
LOGICVISION, INC.
PROPRIETARY INFORMATION AND INVENTIONS

                    This is to certify that I have returned all personal property of the Company, including, without limitation, all books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents and materials, Proprietary Information, and equipment furnished to or prepared by me in the course of or incident to my employment with the Company, and that I did not make or distribute any copies of the foregoing.

                    I further certify that I have reviewed the Employee Proprietary Information and Inventions Agreement signed by me and that I have complied with and will continue to comply with all of its terms, including, without limitation, (i) the reporting of any invention, process, or idea, etc. conceived or developed by me and covered by the Agreement and (ii) the preservation as confidential of all Proprietary Information pertaining to the Company.  This certificate in no way limits my responsibilities or the Company’s rights under the Agreement

                    On termination of my employment with the Company, I will be employed by             [name of new employer]
 [in the                               division] and I will be working in connection with the following projects:

(generally describe the projects)

Date:	_______________________________	_____________________________________
Employee Signature